Exhibit 10.5

SERVICING AGREEMENT

THIS SERVICING AGREEMENT (this “Agreement”), dated as of April 19, 2009, made and entered into by and among EquityAuto Loan, LLC, a Georgia limited liability company (“EAL”), and TitleMax of Georgia, Inc., a Georgia corporation (“TitleMax”),

W I T N E S S E T H :

WHEREAS, EAL is in the business of making loans secured by automobiles and is licensed and operates under the Georgia Industrial Loan Act; and

WHEREAS, TitleMax is in the title pawn business and operates numerous retail locations in the State of Georgia; and

WHEREAS, EAL wishes to offer its services in TitleMax locations; and

WHEREAS, TitleMax is willing to originate and service EAL loans inside certain of its locations upon the terms described herein.

NOW, THEREFORE, in consideration of the foregoing; other good and valuable consideration, and the mutual terms and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Collections” shall mean all payments made by an Obligor on any EAL Loan.

“EAL Loan” shall mean any consumer loan made by EAL, whether originated by TitleMax under this Agreement or by another person.

“Locations” shall mean those retail stores of TitleMax where the parties have agreeed EAL Loans may be originated and serviced. The Locations are listed on Schedule 1 attached hereto, which may be modified by amendments agreed to from time to time by the parties.

“Month-End File” means a single month-end electronic file from TitleMax with respect to the EAL Loans and Collections in such format as is reasonably requested by EAL.

“Obligor” shall mean any person entering a consumer loan transaction with EAL.

ARTICLE II.

NATURE AND SCOPE OF RELATIONSHIP

2.1. Engagement. EAL hereby engages TitleMax to perform the following duties at the Locations:

2.1.1 To originate EAL Loans within the standards and guidelines promulgated by EAL and set forth in EAL’s operations manual (the “Operations Manual”), as updated and provided to TitleMax from time to time.

2.1.2 To Service EAL Loans at the Locations in accordance with the requirements set forth on the Operations Manual.

2.1.3 To prepare and submit electronically to EAL daily reports describing the activities of TitleMax in connection with this Agreement, in such format as is reasonably requested y EAL.

2.1.4 To prepare and submit to EAL a Month-End File for each month (or portion thereof) during the term of this Agreement.

2.1.5 To staff the EAL operation in a sufficient manner to initiate and receive contact with existing and new customers with the goal of keeping each EAL Loan current.

2.2. Rights and Responsibilities of TitleMax. At all times during the term of this Agreement:

2.2.1 TitleMax shall originate, service and administer the EAL Loans on behalf of EAL and shall have full power and authority to do any and all things which it may deem reasonably necessary or desirable in connection with such origination, servicing and administration and which are consistent with this Agreement. Consistent with the terms of this Agreement, TitleMax may waive, modify or vary any term of any EAL Loan, or consent to the postponement of strict compliance with any such term or in any manner, grant indulgence to any Obligor under any EAL Loan if, in TitleMax’s reasonable determination, such waiver, modification, postponement or indulgence is not materially adverse to the interests of EAL; provided, however, that, unless EAL shall otherwise give its prior consent, TitleMax shall not agree to any modification with respect to any EAL Loan that would reduce the unpaid balance thereof (except to give effect to actual payments thereof), reduce the rate or amount of interest payable in connection therewith (except to give effect to actual payments thereof or as required by applicable law) or extend the due date thereof. Without limiting the generality of the foregoing, TitleMax in the name of EAL is hereby authorized and empowered by EAL when TitleMax believes it appropriate in its best judgment to execute and deliver, on behalf of EAL, any and all titles, instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the EAL Loans.

2.2.2 TitleMax shall keep separate records covering the transactions contemplated by this Agreement, including the identity and collection status of each EAL Loan.

2.2.3 TitleMax shall submit all potential EAL Loans to the underwriting department of EAL, which will have the discretion to make the proposed loan. TitleMax sahll not act in a manner contrary to EAL’s underwriting department instructions.

2.3. Collections.

2.3.1 EAL shall establish a bank account (the “Segregated Account”) with a bank reasonably acceptable to TitleMax into which all Collections shall be deposited.

2.3.2 TitleMax shall process Collections received in respect of all EAL Loans on the date received by recording the amount of the payment received from the related Obligor and the applicable account or EAL Loan number.

2.3.3 All Collections received by TitleMax in respect of any EAL Loans will, pending remittance to the Segregated Account as provided above, be held by TitleMax in trust for the exclusive benefit of EAL, and shall not be commingled with any other funds or property of TitleMax.

2.3.4 TitleMax hereby irrevocably waives any right to set-off or otherwise deduct any amount owing by or to it from any Collections received by it in respect of the EAL Loans prior to remittance thereof in accordance with this Agreement.

2.3.5 Except as required by applicable law, in performing its duties and obligations hereunder, TitleMax (i) shall not knowingly impair the rights of EAL in any EAL Loan, (ii) shall not amend the terms of any EAL Loan other than in accordance with this Agreement, and (iii) shall not release any collateral securing an EAL Loan from the lien created by such EAL Loan except as specifically provided for herein.

2.4. Reporting; Performance of Duties.

2.4.1 By the fifth day of each calendar month, TitleMax shall provide EAL the Month End File for the preceding month. The Month End File shall be accompanied by an invoice for the fees due to TitleMax.

2.4.2 In performing its duties during the term of this Agreement, TitleMax shall (i) report to such officers or other employees EAL as EAL may designate from time to time; (ii) act prudently in accordance with customary and usual servicing procedures that it would follow if it were servicing its own assets; (iii) act prudently in accordance with its own customary and usual servicing procedures for the servicing or active servicing, as appropriate, that it would follow if it were servicing its own assets; (iv) comply with all applicable Federal and State laws and regulations governing TitleMax and the EAL Loans; and (v) use and exercise that degree of skill and attention that it would follow if it were servicing its own assets.

2.5. Fees. In consideration for TitleMax’s performance of the above-described duties, EAL hereby agrees to pay to TitleMax in arrears by the tenth day of each calendar month the following fees: (i) an origination fee of $50.00 for each EAL Loan originated by TitleMax; and (ii) a servicing fee of $14.00 for each EAL Loan for which TitleMax receives a payment during the applicable month. Such shall be payable by the EAL, no later than 12:00 noon (Savannah, Georgia, time) on the day when due in immediately available funds by wire transfer to TitleMax’s account as directed to EAL.

2.6. Funds. EAL shall establish a bank account (the “Loan Account”) with a bank reasonably acceptable to TitleMax upon which TitleMax may draw checks for the funding of loans to EAL customers. EAL shall maintain sufficient balances in the Loan Account to fund all EAL Loans originated by TitleMax. The funds hald in the Loan Account shall be the property of EAL.

2.7. Financial Reporting. TitleMax will maintain a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to EAL when available, but in no event later than 120 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants of nationally recognized standing or otherwise reasonably acceptable to EAL, prepared in accordance with generally accepted accounting principles, including a balance sheet as of the end of such period, a related profit and loss and reconciliation of surplus statement, and a statement of cash flows, accompanied by any management letter prepared by said accountants. Such financial statements may be submitted on a consolidated basis.

2.8 Software. EAL will supply software (the “EAL Software”) for use by TitleMax in originating and servicing EAL Loans. The EAL Software shall remain the property of EAL and may be used by TitleMax only for the origination and servicing of EAL Loans. EAL shall have the right to modify the EAL Software and will provide training to TitleMax employees as to its use.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of TitleMax. TitleMax makes the following representations and warranties to EAL:

3.1.1 TitleMax is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and in each other jurisdiction where the conduct of its business requires it to be in good standing, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on TitleMax. TitleMax has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business (including the servicing of the EAL Loans) requires or will require such qualifications.

TitleMax has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement.

3.1.2 This Agreement and all other instruments or documents to be delivered hereunder or pursuant hereto, and the transactions contemplated hereby, have been duly authorized by all necessary corporate proceedings of TitleMax. This Agreement has been duly and validly executed and delivered by TitleMax and, assuming due authorization, execution and delivery by each other party hereto, this Agreement is a valid and legally binding agreement of TitleMax enforceable in accordance with its terms.

3.1.3 There are no proceedings or investigations pending or, to TitleMax’s knowledge, threatened against TitleMax before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over TitleMax or its properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that might materially and adversely affect the performance by TitleMax of its obligations under, or the validity or enforceability of this Agreement.

3.1.4 No consent, approval, authorization or order of or declaration or filing with any governmental authority is required for the consummation of the transactions contemplated by this Agreement except such as have been duly made or obtained.

3.1.5 The practices used or to be used by TitleMax to monitor collections with respect to the EAL Loans and repossess and dispose of the motor vehicles related to the EAL Loans will be, in all material respects, legal, proper and in conformity with the requirements of all applicable federal and state laws, rules and regulations.

3.2 Representations and Warranties of the EAL. EAL hereby represents and warrants as to itself as follows:

3.2.1 EAL is a limited liability company duly organized under the laws of the State of Georgia. EAL is validly existing and in good standing under the laws of its state of organization and is duly qualified to do business and is in good standing as a foreign limited liability company and has and holds all limited liability company power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a material mdverse effect.

3.2.2 The execution and delivery by EAL of this Agreement, and the performance of its obligations hereunder, and EAL’s use of the proceeds of the EAL Loans made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by EAL.

3.2.3 The execution and delivery by EAL of this Agreement, and the performance of its obligations hereunder and thereunder, do not contravene or violate (i) its organizational documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property.

3.2.4 No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution and delivery by EAL of this Agreement and the performance of its obligations hereunder and thereunder.

3.2.5 There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting EAL which could reasonably be expected to have a material adverse effect or which seeks to prevent, enjoin or delay the making or repayment of any EAL Loans.

3.2.6 This Agreement constitutes the legal, valid and binding obligations of enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.2.7 EAL shall at all times maintain all licenses required for making and holding the EAL Loans, including but not limited to a permit to operate under the Georgia Industrial Loan Act.

ARTICLE IV.

TERMINATION

5.1. Termination. This Agreement may be terminated by either party upon ten (10) days’ notice to the other. Upon termination, EAL shall make a final payment to TitleMax of the amounts due hereunder.

5.2. Cooperation Post-Termination. In the event of termination under Section 5.1, TitleMax shall provide reasonable access to its facilities and shall provide reasonable assistance and cooperation in the transition of files to any successor servicer or other parties assuming the servicing responsibilities. TitleMax agrees to cooperate with any successor servicer in effecting the termination of responsibilities and rights of TitleMax under this Agreement, including without limitation, the transfer to the successor by it of all cash amounts that shall at the time be held by TitleMax for deposit.

ARTICLE V.

ENFORCEMENT OF REMEDIES

6.1. Information. TitleMax shall cooperate fully with EAL and promptly inform EAL of any and all changes or developments of which itleMax becomes aware that may materially affect the EAL Loans.

6.2. Enforcement Suits. TitleMax shall assist EAL in the event legal proceedings are commenced to enforce any EAL Loan. As reasonably requested by EAL, TitleMax shall assist in procuring any necessary and appropriate documents, testimony or other information needed in order to enable EAL to carry out such proceeding and with respect to enforcement of rightsunder the EAL Loans.

ARTICLE VI.

ACCESS AND INSPECTION

7.1. Access. TitleMax shall provide EAL access to its facilities upon reasonable request and during normal business hours of TitleMax and to the extent that such access would not significantly disrupt the orderly conduct of business at such facilities.

7.2. Inspection. TitleMax shall permit EAL, its employees and authorized agents: (i) to inspect the books and records of TitleMax as they may relate to the EAL Loans, the obligations of TitleMax under this Agreement and its business; (ii) to discuss the affairs, finances and accounts of TitleMax with any of its officers, directors and representatives, including its accountants; and (iii) to monitor the performance by TitleMax under this Agreement with respect to such matters as EAL shall deem appropriate in its sole discretion. Such surveillance may include presence at any of TitleMax’s offices of any such employee or agent on a full or part time basis at the option of EAL.

ARTICLE VII.

INDEMNIFICATION

8.1. Indemnity by TitleMax.

8.1.1 TitleMax shall indemnify and hold harmless each of EAL and its officers, employees and agents against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees and expenses that any of such persons may sustain in any way related to the negligence or misconduct of TitleMax in its performance under the terms of this Agreement, or arising from any breach of the representations and warranties of TitleMax set forth herein. TitleMax shall notify EAL as soon as possible if a claim is made by a third party with respect to this Agreement or any EAL Loan. The right to indemnification set forth in this paragraph shall survive the termination of this Agreement.

8.1.2 TitleMax may accept and reasonably rely on all accounting and servicing records and other documentation provided to TitleMax, including documents prepared or maintained by EAL or any party providing services related to the EAL Loans (each, a “third party”). TitleMax shall have no duty, responsibility, obligation or liability (collectively “liability”) for the acts or omissions of any third party. If any error, inaccuracy or omission (collectively “error”) exists in any information provided to TitleMax and such error causes or materially contributes to TitleMax making or continuing any error (a “continuing error”), TitleMax shall have no liability for such continuing error; provided, however, that this provision shall not protect TitleMax against any liability arising from its misconduct, bad faith or negligence in discovering or correcting or failing to discover or correct any error or in the performance of its duties contemplated herein.

8.1.3 If TitleMax becomes aware of any error or continuing error which in the opinion of TitleMax impairs its ability to perform its services hereunder, TitleMax shall promptly notify EAL thereof, and TitleMax may undertake such data or records reconstruction as it deems appropriate to correct any such error or continuing error and to prevent future continuing error. To the extent it is not otherwise reimbursed under this Agreement, TitleMax shall be entitled to recover its costs incurred in correcting any such error or continuing error.

8.2. Indemnity by EAL. EAL shall indemnify and hold harmless TitleMax and its officers, employees and agents against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses TitleMax may sustain in any way related to (i) the negligence, misconduct, actions, inactions or errors of any other party based upon any matter related to or arising out of the EAL Loans or this Agreement, including prior servicing and collection efforts, compliance with all applicable laws, and the provision of accounting and servicing records and other documentation regarding the EAL Loans provided to TitleMax, except for any claims, losses, penalties, fines, forfeitures, legal fees and related costs and judgments arising from TitleMax’s own negligence or misconduct; or (ii) the conduct of TitleMax undertaken at the direction of EAL or its authorized agents which relates to the transfer of servicing to TitleMax. The right to indemnification set forth in this paragraph shall survive termination of this Agreement.

ARTICLE VIII.

MISCELLANEOUS

9.1. No Waiver. No failure or delay of any party hereto in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy except by a written instrument signed by the party to be charged or as otherwise expressly provided herein.

9.2. Notices. Except as otherwise provided herein, all notices, requests, consents, demands and other formal communications given hereunder shall be in writing. All notices of whatever kind shall be either personally delivered or sent by telecopy or other form of rapid transmission and confirmed by United States mail, properly addressed and with full postage prepaid to the following:

To TitleMax:

TitleMax of Georgia, Inc.
15 Bull Street, Suite 200
Savannah, Georgia 31401
Attention: John W. Robinson, III
Phone: (912)629-1521
Fax: (912)525-2679

To EAL:

Equity Auto Loan, LLC
15 Bull Street, Suite 200
Savannah, Georgia 31401
Attention: Tracy Young
Phone: (912)629-1522
Fax: (912)525-2679.

9.3 Further Assurances. Each. party agrees, if reasonably requested by any other party, to execute and deliver such additional documents or instruments and take such further actions as may be reasonably necessary to effect the transactions contemplated by this Agreement.

9.4 Counterparts. This Agreement may be executed in counterparts (including counterparts evidenced by facsimile transmission), each of which shall be deemed an original but all of which taken together shall constitute but one and the same document.

9.5. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior understandings, negotiations, commitments and writings with respect hereto.

9.6. Amendments. This Agreement may not be modified, changed or supplemented except upon the express written consent of each party hereto.

9.7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia.

9.8 Notice of Certain Events. The parties to this Agreement agree to notify each other of any bankruptcy, probate or other similar notice that affects any EAL Loan, and any other claims or demands which adversely affect or could reasonably be expected to adversely affect any other party to this Agreement within three (3) business days of such party’s knowledge thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TITLEMAX OF GEORGIA, INC.

By:
John. W. Robinson, III
President

EQUITYAUTO LOAN, LLC

By:
Tracvy Young
Manager

SCHEDULE 1

Locations